As filed with the Securities and Exchange Commission on February 27, 2014        Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

DELANCO BANCORP, INC.

(exact name of registrant as specified in its charter)

New Jersey	80-0943940
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

615 Burlington Avenue

Delanco, New Jersey 08075

(856) 461-0611

(Address, including zip code, and telephone number,

including area code, of registrant's principal executive offices)

Delanco Bancorp, Inc. 2008 Equity Incentive Plan

(Full Title of the Plan)

Copies to:
James E. Igo	Aaron M. Kaslow, Esq.
Chairman, President and Chief Executive Officer	Joseph J. Bradley, Esq.
Delanco Bancorp, Inc.	Kilpatrick Townsend & Stockton LLP
615 Burlington Avenue	607 14th Street NW
Delanco, New Jersey 08075	Washington, DC 20005
(856) 461-0611	(202) 508-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.01 par value	64,043(2)	$8.80	$563,579	$73

(1)

Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Delanco Bancorp, Inc. 2008 Equity Incentive Plan (the “Plan”) as the result of a stock split, stock dividend or similar adjustment to the outstanding common stock of Delanco Bancorp, Inc. (the “Common Stock”) pursuant to 17 C.F.R. §230.416(a).

(2)

Represents the shares which may be issued upon exercise of stock options to purchase shares of Common Stock granted under the Plan and shares of Common Stock which will be distributed upon the vesting of restricted stock awards.

(3)

Estimated solely for the purpose of computing the registration fee. In accordance with Rule 457(c) and (h) under the Securities Act, the maximum offering price per share is based on the average of the high and the low prices reported on February 25, 2014 for the shares that may be issued upon the exercise of options or vesting of awards to be granted under the Plan.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), and 17 C.F.R. §230.462.

DELANCO BANCORP, INC.

PART I             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2. The document containing the information for the Delanco Bancorp, Inc. 2008 Equity Incentive Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Said document need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Said document and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed or to be filed by Delanco Bancorp, Inc. (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference into this Registration Statement:

(a)     The Prospectus filed with the SEC by the Registrant (File No. 333-189244) pursuant to Rule 424(b)(3) on August 19, 2013, which contains the audited consolidated statements of financial condition of the Registrant and subsidiaries as of March 31, 2013 and 2012 and the consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended.

(b)     The description of the Registrant’s common stock contained in the Registrant’s Form 8-K/12G3 (File No. 000-55087), as filed with the SEC on October 16, 2013.

(c)     The Registrant’s Quarterly Report filed on Form 10-Q filed by the Registrant for the fiscal quarter ended September 30, 2013, filed with the SEC on November 14, 2013 (File No. 000-55087).

(d)     The Registrant’s Quarterly Report filed on Form 10-Q filed by the Registrant for the fiscal quarter ended December 31, 2013, filed with the SEC on February 14, 2014 (File No. 000-55087).

(e)     All documents filed by the Registrant, where applicable, pursuant to Sections 13(a), 12(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold (in each case other than those portions furnished under Items 2.02. 7.01 and 9.01 of Form 8-K).

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Section 14A:2-7(3) of the New Jersey Business Corporation Act permits a corporation to provide in its certificate of incorporation that a director or officer shall not be personally liable, or shall be liable only to the extent therein provided, to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. Delanco Bancorp, Inc.’s certificate of incorporation provides for such limitation of liability.

Section 14A:3-5 of the New Jersey Business Corporation Act empowers a corporation to indemnify any current or former director or officer made a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding; provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Delanco Bancorp, Inc.’s certificate of incorporation provides that the corporation must indemnify its directors and officers to the fullest extent authorized by law. Delanco Bancorp, Inc. is also expressly required to advance certain expenses to its directors and officers. Delanco Bancorp, Inc. believes that these indemnification provisions are useful to attract and retain qualified directors and executive officers.

Item 7. Exemption from Registration Claimed

None.

Item 8. Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8.

List of Exhibits (filed herewith unless otherwise noted):

5.0	Opinion of Kilpatrick Townsend & Stockton LLP as to the legality of the common stock to be issued
10.0	Delanco Bancorp, Inc. 2008 Equity Incentive Plan (1)
23.1	Consent of Kilpatrick Townsend & Stockton LLP (contained in the Opinion included as Exhibit 5)
23.2	Consent of Connolly, Grady & Cha, P.C.
24.0	Power of Attorney (contained on the signature page)
99.1	Form of Restricted Stock Award Agreement (2)
99.2	Form of Incentive Stock Award Agreement (2)
99.3	Form of Non-Statutory Stock Option Award Agreement (2)
______________
(1)	Incorporated herein by reference to Appendix A in the definitive proxy statement filed with the SEC on July 17, 2008.
(2)	Incorporated herein by reference to the Registration Statement on Form S-8 (File No. 333-155621) filed with the SEC by the former Delanco Bancorp, Inc. (SEC File No. 0-52517) on November 24, 2008.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, That: Paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of the issue.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, Delanco Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, the City of Delanco, State of New Jersey on February 25, 2014.

DELANCO BANCORP, INC.

By:	/s/ James E. Igo
James E. Igo
Chairman, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints James A. Igo as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully, and to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ James E. Igo	Chairman, President and Chief Executive Officer
James E. Igo	(principal executive officer)	February 25, 2014

/s/ Eva Modi	Senior Vice President and Chief Financial Officer	February 25, 2014
Eva Modi	(principal financial and accounting officer)

/s/ Thomas J. Coleman, III	Director	February 25, 2014
Thomas J. Coleman III

/s/ John A. Latimer	Director	February 25, 2014
John A. Latimer

/s/ Daniel R. Roccato	Director	February 25, 2014
Daniel R. Roccato

/s/ James W. Verner	Director	February 25, 2014
James W. Verner

/s/ Renee C. Vidal	Director	February 25, 2014
Renee C. Vidal